UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                    FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
           SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


                                               Commission File Number 0-16856
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                         Biggest Little Investments L.P.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


        3702 S. Virginia St., Unit G2, Reno, NV 89502     (775) 825-3355
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 (Address, including zip code, and telephone number, including area code, of principal's executive offices)



                      Units of Limited Partnership Interest
             --------------------------------------------------------
             (Title of each class of securities covered by this Form)


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 (Title of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)      [X]
  Rule 12g-4(a)(2)      [ ]
  Rule 12h-3(b)(1)(i)   [ ]
  Rule 12h-3(b)(1)(ii)  [ ]
  Rule 15d-6            [ ]


  Approximate number of holders of record as of the certification or notice date: 75
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Biggest Little Investments L.P. has duly caused this report to be signed on its behalf by the undersigned duly authorized person.


                                Biggest Little Investments L.P.

                                By:  Maxum LLC
                                     Its General Partner


                                     By:  /s/ Ben Farahi
                                     -------------------
                                              Ben Farahi
                                              Manager


                                Date: September 6, 2013









































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